CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of Critical Homecare Solutions Holdings, Inc. of our report dated October 3, 2007 relating to the financial statements of Deaconess Enterprises, Inc. and Subsidiaries, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cincinnati, OH

December 3, 2007